EXHIBIT 99.1

For information: Paul V. Dufour	For Immediate Release
Telephone: 972-401-7200	September 25, 2003

IMCO RECYCLING INC. ANNOUNCES AN OFFERING OF APPROXIMATELY $200 MILLION

IN SENIOR SECURED NOTES DUE 2010

IRVING, TEXAS —IMCO Recycling Inc. (NYSE=IMR) has announced that it plans a private offering of approximately $200 million of senior secured notes due 2010. The net proceeds from the offering, along with borrowings under a proposed new senior secured credit facility, will be used to refinance substantially all of the company’s outstanding indebtedness.

This news release does not constitute an offer to sell or the solicitation of an offer to buy the senior secured notes. Any offers of the notes will be made only by means of a private offering memorandum. The notes will not be registered under the Securities Act of 1933 or applicable state securities laws, and may not be offered or sold in the United States absent registration under the Securities Act and applicable state securities laws or available exemptions from such registration requirements.

Forward-looking statements made in this news release concerning the company’s proposed senior secured notes offering and its proposed new senior secured credit facility are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risks and uncertainties, and that actual results could differ materially from those described therein. These risks and uncertainties would include, without limitation, the satisfaction of the conditions to the closing of the proposed senior secured notes offering and new senior secured credit facility, the company’s ability to secure terms beneficial to it, and the timing of any such closing.

IMCO Recycling Inc. is one of the world’s largest recyclers of aluminum and zinc. The company has 22 U.S. production plants and five international facilities located in Brazil, Germany, Mexico and Wales. IMCO Recycling’s headquarters office is in Irving, Texas.